Exhibit 4.17

Power of Attorney

Principal: Yang Li
ID No.: 110104197708032533
Address: No. 210, Building 397, Guang’anmenwai Avenue, Xuanwu District, Beijing

Agent: Zhou Yunfan
ID No.: 110102197411102374
Address: 13A, Building 9, South Garden, Guancheng, Madian Haidian District, Beijing

The Principal hereby authorizes the Agent to exercise all voting powers as a shareholder of Wuhan Chengxitong Information Technology Co., Ltd. (“Chengxitong”) during the term of this Power of Attorney, including not limited to acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Chengxitong.

Unless consented by the board of directors of Kongzhong Information Technologies (Beijing) Co., Ltd. (Kongzhong Beijing), the aforesaid authorization is irrevocable. The Principal also agrees that Kongzhong Beijing is entitled to appoint a new agent to replace the original agent, and will execute relevant documents and take all necessary actions to complete the new appointment.

The Agent, with the authorization of the Principal, shall exercise shareholders’ voting powers of Chengxitong with due diligence and care, and will act in accordance with directions of the board of directors of Kongzhong Beijing.

This Power Attorney will come into effect on the day of execution and will expire upon dissolution of Kongzhong Beijing.

(Signature)

Yang Li

Date: 2005-11-21